CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-68528, Form S-3 No. 333-75939, Form S-3 No. 333-90567, Form S-3 No. 333-87861, Form S-3 No. 333-51991 and
Form S-3 No. 333-84396) of Hovnanian Enterprises, Inc. and in the related Prospectuses and in the Registration Statements (Form S-8 No. 333-92977, Form S-8 No. 333-56972, Form S-8 No. 033-36098, Form S-8
No. 002-92773, and Form S-8 No. 333-56640) of our report dated December 6, 2002, except for Note 20, as to which the date is December 31, 2002, with respect to the consolidated financial statements of Hovnanian Enterprises, Inc. included in this Annual Report (Form 10-K) for the year ended October 31, 2002.


/s/ Ernst & Young LLP

New York, New York
January 20, 2003